Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3) as mentioned in paragraph Expert (page 43) and related prospectus of EDAP TMS. S.A. for the registration of USD 50,000,000 of ordinary shares, preferred shares or warrants of our report dated April 26, 2012, with respect to the consolidated financial statements of EDAP TMS S.A. as of December 31, 2011 included in its Annual Report (Form 20-F) for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG Audit

___________________________

Represented by
Nicolas Sabran

April 22th, 2014
Lyon, France